Attachment 16B to Form N-SAR

June 29, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Attachment 16A with regard to Item 77K of Form N-SAR dated June 29, 2006 of Oppenheimer Dividend Growth Fund for the Fund's fiscal period ended April 30, 2006, and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                            ERNST & YOUNG LLP